As filed with the Securities and Exchange Commission on May 6, 2005	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

THE NEPTUNE SOCIETY, INC.
(Exact name of registrant as specified in its charter)

Florida (State of jurisdiction of incorporation or organization	59-2492929 I.R.S. Employer Identification No.

4312 Woodman Avenue, Third Floor,
Sherman Oaks, California 91423
Address of Principal Executive Offices

The Neptune Society, Inc. 2002 Stock Plan
 (Full title of the plan)

_________________

Daniel M. Solberg
4312 Woodman Avenue, Third Floor
Sherman Oaks, California 91423
(818) 953-9995
(Name, address and telephone number, including area code, of agent for service of process)

_________________

Copy to:
 Kenneth Sam, Esq.
Dorsey & Whitney LLP
1420 Fifth Avenue, Suite 3400
Seattle, WA 98101
(206) 903-8804

_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	245,000 shares issuable pursuant to Option available for issuance under the Plan	$1.75(2)	$428,750(2)	$50.46

Common Stock, $0.001 par value per share	255,000 shares issuable pursuant to Options outstanding the Plan	$0.70(3)	$178,000(3)	$71.47

			$607,250	$104.64

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average bid and ask price for the registrant’s Common Stock as of May 3, 2005.

(3)	The proposed maximum aggregate offering price is based upon the average exercise price.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by The Neptune Society, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-KSB filed with the Commission on March 31, 2005 (File No. 000-31182) for the fiscal year ended December 31, 2004;

(b)	the Company’s Current Reports on Form 8-K filed on February 8, 2005, February 22, 2005, March 4, 2005 and April 19, 2005; and

(c)	the description of the Company’s Common Stock, par value $0.001 per share, as contained in the Registration Statement on Form SB-2 filed on December 24, 2003 (File No. 333-111570), including any amendment or report filed for the purpose of updating such description filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.   Description of Securities.

      Not applicable.

Item 5.   Interests of Named Experts and Counsel.

      Not applicable.

Item 6.   Indemnification of Directors and Officers.

      Section 607.0850 of the Florida Business Corporation Act provides:

(1)  A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(2)  A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)  To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith. Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Florida Business Corporation Act, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Florida Business Corporation Act, and indemnification for such a person may be greater or different from that provided in the bylaws.

Item 7.   Exemption from Registration Claimed.

      Not applicable.

Item 8.   Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation L R Associates, Inc., filed January 4, 1985 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10, File No. 000-31182).

4.2	Articles of Amendment of L R Associates, Inc. changing name to Lari Corp., filed August 3, 1998 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 10, File No. 000-31182).

4.3	Articles of Amendment of Lari Corp. changing name to The Neptune Society, Inc., filed April 26, 1999 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form 10, File No. 000-31182).

4.4	Articles of Amendment of The Neptune Society, Inc. filed May 9, 2000, effecting a combination of the Corporation's shares of common stock (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form 10, File No. 000-31182).

4.4	By-Laws (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form 10, File No. 000-31182).

5.1	Opinion of Eric Littman

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of Eric Littman (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

99.1	The Neptune Society, Inc. 2002 Stock Plan

Item 9.   Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

        (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

        (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sherman Oaks, state of California, on May 5, 2005.

The Neptune Society, Inc. By /s/ Jerry A. Norman Jerry A. Norman Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 5, 2005.

/s/ Jerry A. Norman ____________________________________ Jerry A. Norman	Chief Executive Officer (principal executive officer)

/s/ Daniel M. Solberg ____________________________________ Daniel M. Solberg	Chief Financial Officer (principal financial and accounting officer)

* ____________________________________ Brent Lokash	Director and Chairman of the Board

* ____________________________________ Cameron Strang	Director

Exhibit Index to
Form S-8

The Neptune Society, Inc.

Exhibit Number	Description

4.1	Articles of Incorporation L R Associates, Inc., filed January 4, 1985 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form 10, File No. 000-31182).

4.2	Articles of Amendment of L R Associates, Inc. changing name to Lari Corp., filed August 3, 1998 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 10, File No. 000-31182).

4.3	Articles of Amendment of Lari Corp. changing name to The Neptune Society, Inc., filed April 26, 1999 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form 10, File No. 000-31182).

4.4	Articles of Amendment of The Neptune Society, Inc. filed May 9, 2000, effecting a combination of the Corporation's shares of common stock (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form 10, File No. 000-31182).

4.4	By-Laws (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form 10, File No. 000-31182).

5.1	Opinion of Eric Littman

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of Eric Littman (contained in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

99.1	The Neptune Society, Inc. 2002 Stock Plan